As filed with the Securities and Exchange Commission on September 15, 1999 Registration No. 333-
==============================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549


                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                                 NETEGRITY, INC.
             (Exact name of registrant as specified in its charter)
         Delaware                                       04-2911320
      (State or other                                (I.R.S. Employer
       jurisdiction                                Identification Number)
    of incorporation or
       organization)
                                245 WINTER STREET
                          WALTHAM, MASSACHUSETTS 02451
                                 (781) 890-1700
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                                 JAMES E. HAYDEN
                             CHIEF FINANCIAL OFFICER
                                 NETEGRITY, INC.
                                245 WINTER STREET
                          WALTHAM, MASSACHUSETTS 02451
                                 (781) 890-1700
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)


     Copies of all communications, including all communications sent to the agent for service, should be sent to:

                         Anthony J. Medaglia, Jr., Esq.
                           Hutchins, Wheeler & Dittmar
                           A Professional Corporation
                               101 Federal Street
                           Boston, Massachusetts 02110
                                 (617) 951-6600


     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.
     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

==================================================================================================================================
                                                          Amount to be      Proposed Maximum       Proposed           Amount of
                                                           Registered      Offering Price Per      Aggregate      Registration Fee
                Title of Each Class of                                          Share(1)       Offering Price(1)
              Securities to be Registered
==================================================================================================================================
Common Stock, $.01 par value per share                      534,242 shares       $24.56           $13,122,319          $3,648
==================================================================================================================================


(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933.

(2) Pursuant to Rule 457(c) under the Securities Act of 1933, the registration fee has been calculated based upon the average of the high and low sale prices per share of the common stock of Netegrity, Inc. on the Nasdaq Small Cap Market on September 15, 1999.

     The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

===============================================================================

                      SUBJECT TO COMPLETION, DATED [___________________, 1999]

                                 534,242 Shares
                                  Common Stock

                                 NETEGRITY, INC.


     The stockholders of Netegrity, Inc. listed below are offering and selling 534,242 shares of Common Stock, par value $.01 per share, of Netegrity, Inc. All of the stockholders purchased their shares of Netegrity Common Stock on September 9, 1999.

     The selling stockholders may offer their Netegrity Common Stock through public or private transactions, on or off the United States exchanges, at prevailing market prices, or at privately negotiated prices.

     Our common stock is listed on the Nasdaq SmallCap Market under the symbol "NETE." The last reported sale price of our common stock on the Nasdaq SmallCap Market on September 15, 1999 was $25.50 per share.

                         ------------------------------

                  Investing in our common stock involves risks.
                     See "Risk Factors" beginning on page 6.

                         ------------------------------

                The date of this prospectus is          , 1999

                       WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from commercial document retrieval services and the SEC's website at http://www.sec.gov.

     We have filed a registration statement to register with the SEC the shares of our common stock that are being offered. This prospectus is a part of the registration statement and, as the SEC rules permit, does not contain all the information that stockholders can find in the registration statement or the exhibits to the registration statement.

     The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. This prospectus incorporates by reference the documents listed below:

     o Annual Report on Form 10-K for the year ended December 31, 1998; as amended by a Form 10-K/A filed on July 6, 1999, as further amended by a Form 10-K/A filed on September 17, 1999;

     o Proxy Statement filed on March 19, 1999 for the 1999 Annual Meeting of Stockholders, and Proxy Statement filed on September 7, 1999 for the Special Meeting of Stockholders to be held on October 7, 1999;

     o Quarterly Reports on Form 10-Q for the quarters ended March 31, 1999 and June 30, 1999 as amended by a Form 10-Q/A filed on September 17, 1999; and

     o Form 8-A, filed on December 6, 1988, as amended by Amendment No. 1 to Form 8-A, filed on December 13, 1988, setting forth a discussion of our capital stock.

     We incorporate by reference in this prospectus additional documents that we may file with the SEC between the date the registration statement was initially filed and the date of termination of this offering. These include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

     You may request a copy of these filings, at no cost, by writing or telephoning our Chief Financial Officer as follows:

                         NETEGRITY, INC.
                         245 Winter Street
                         Waltham, Massachusetts 02451
                         (781) 890-1700

                                   NETEGRITY

     We are a leading provider of software and services that manage and control user access to web-based applications. Our SiteMinder product is part of the software infrastructure that is used to build and manage an e-commerce web site. SiteMinder manages the complex process of identifying users and assigning those users privileges to multiple e-commerce applications on a company's web-site. These assigned privileges determine what information a user can see and what transactions a user can perform on the web site. SiteMinder enables our customers to centrally control access to e-commerce web sites requiring secure log-in, while distributing the administrative responsibility to the most appropriate parties. SiteMinder is designed to be scalable and reliable, to integrate with our customers' existing systems and to accommodate emerging Internet technology. We offer a wide range of support services that enable our customers to successfully implement SiteMinder into their organizatios. As of June 30, 1999 we had 87 customers. We sell our products through a direct sales force and through our distribution partners. To date, most of our customers' deployments of SiteMinder have supported business-to-business e-commerce applications, but our customers are beginning to deploy SiteMinder for business-to-customer applications.

                  FORWARD-LOOKING STATMENTS AND INDUSTRY DATA

         This prospectus and the documents incorporated in it by reference contain forward-looking statements about our plans, objectives, expectations and intentions. You can identify these statements by words such as "expect", "anticipate," "intend," "plan," "believe," "seek," "estimate," "may," "will" and "continue" or similar words. You should read statements that contain these words carefully. They discuss our future expectations, contain projections of our future results of operations or our financial condition or state other forward-looking information, and may involve known and unknown risks over which we have no control. You should not place undue reliance on forward-looking statements. We cannot guarantee any future results, levels of activity, performance or achievements. Moreover, we assume no obligation to update forward-looking statements or update the reasons actual results could differ materially from those anticipated in forward-looking statements. The factors discussed in the sections captioned "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" in this prospectus and the documents incorporated in it by reference identify important factors that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements.

         This prospectus and the documents incorporated in it by reference contain data related to the e-commerce market. These market data have been included in studies published by the market research firms of Forrester Research and International Data Corporation. These data include projections that are based on a number of assumptions, including increasing worldwide business use of the Internet, the growth in the number of web access devices per user, the absence of any failure of the Internet, and the continued improvement of security on the Internet. If any of these assumptions is incorrect, actual results may differ from the projections based on those assumptions.



                                  RISK FACTORS

         This offering involves a high degree of risk. You should carefully consider the risks and uncertainties described below and the other information in this prospectus before deciding whether to invest in shares of our common stock. If any of the following risks actually occur, our business, financial condition or operating results could be materially adversely affected. This could cause the market price of our common stock to decline, and could cause you to lose part or all of your investment.

We have incurred substantial losses and may not be profitable in the future.

    In recent years, we have incurred substantial operating losses in every fiscal period. We cannot predict when we will become profitable, if at all, and if we do, that we will remain profitable for any substantial period of time. Failure to achieve profitability within the time frame expected by investors may adversely affect the market price of our common stock. In the six months ended June 30, 1999, we had a net loss of $2.8 million. As a result of ongoing operating losses, at June 30, 1999, we had an accumulated deficit of $17.4 million. We have generated relatively small amounts of SiteMinder revenues until recent fiscal quarters, while increasing expenditures in all areas, particularly in research and development and sales and marketing, in order to execute our business plan. Although we have experienced revenue growth in connection with SiteMinder in recent periods, the growth has been off of a small base, and it is unlikely that the recent growth rates are sustainable.

Disappointing quarterly results could cause the market price of our common stock to fall substantially.

    Our quarterly revenues and operating results are difficult to predict and may fluctuate significantly from quarter to quarter. If our quarterly revenues or operating results fall below the expectations of investors, the price of our common stock could fall substantially.

    Our quarterly revenues may fluctuate for several reasons, including the following:

    o market acceptance of our SiteMinder products;

    o our success in obtaining follow-on sales to existing customers;

    o the long sales and deployment cycle for sales of SiteMinder licenses;

    o our ability to hire and retain personnel, particularly in services and sales and marketing;

    o the release of new versions of SiteMinder or other products; and

    o the development of our direct and indirect sales channels.

    In addition, because our revenues from services are largely correlated with our SiteMinder software revenues, a decline in SiteMinder software revenues could also cause a decline in our SiteMinder services revenues in the same quarter or in subsequent quarters. Other factors, many of which are outside our control, could also cause variations in our quarterly revenues and operating results.

    Most of our expenses, such as employee compensation and rent, are relatively fixed. Moreover, our expense levels are based, in part, on our expectations regarding future revenue increases. As a result, any shortfall in revenues in relation to our expectations could cause significant changes in our operating results from quarter to quarter and could result in increased quarterly losses.

Our future success will depend on our ability to market SiteMinder and related services successfully.

    The sale of SiteMinder licenses and related services provides a substantial majority of our total revenues. These sales accounted for 70% of our total revenues in the six months ended June 30, 1999. We expect that our future financial performance will depend on SiteMinder sales. Prior to the release of SiteMinder 3.0 in June 1998, there had been very few commercial installations of SiteMinder. Since June 1998, all commercial deployments of SiteMinder have supported business-to-business web applications. Broad market acceptance of SiteMinder will depend on the development of the market for secure user management, including usage of SiteMinder for business-to-consumer applications, and customer demand for the specific functionality of SiteMinder. We cannot be sure that either will occur. Like most technology products at an early stage of development, SiteMinder may require extensive reengineering or upgrading if it fails to meet the performance needs or expectations of our customers when shipped or contains significant software defects or bugs. If we fail in marketing SiteMinder products and services, for whatever reason, our business would be harmed.

Our success is dependent on our ability to enhance our SiteMinder product line and develop new products.

    We believe our success is dependent, in large part, on our ability to enhance and broaden our SiteMinder product line to meet the evolving needs of both the business-to-business and business-to-consumer market. We cannot be sure that we will be able to respond effectively to technological changes or new industry standards or developments. In the past, we have been forced to delay introduction of several new product versions. In the future, we could be adversely affected if we incur significant delays or are unsuccessful in enhancing our SiteMinder product line or developing new products, or if any of our enhancements or new products do not gain market acceptance.

Our performance depends on our ability to obtain follow-on sales.

    Customers typically place small initial orders for SiteMinder installations to allow them to evaluate its performance. Our strategy is to pursue more significant follow-on sales after these initial installations. Our financial performance depends on successful initial deployments of SiteMinder that, in turn, lead to follow-on sales. We cannot be sure that initial deployments of SiteMinder by our customers will be successful, or that we will be able to obtain follow-on sales.

We face significant competition from the internal efforts of potential customers and from other technology companies and we may not be able to compete effectively.

    The market for secure user management products and services is relatively immature and highly competitive. We expect the level of competition to increase as a result of the anticipated growth of e-commerce. Until recently, our primary source of competition was from secure user management software developed in-house. Many of our potential customers have the resources to establish in-house software development capabilities, and some of them, from time to time, may choose to develop their own secure user management technology that is competitive with ours. In addition, we have faced competition from web development professional services organizations. Today our primary competitors include enCommerce and the partnership between IBM and DASCOM. In addition, a number of other security and software companies have indicated that they offer products which may compete with ours. We expect that additional competitors will emerge in the future. Current and potential competitors have established, or may in the future establish, cooperative relationships with third parties to increase the availability of their products to the marketplace. It is possible that new competitors or alliances may emerge and rapidly acquire significant market share. Potential competitors may have significantly greater financial, marketing, technical and other competitive resources than we have. If, in the future, a competitor chooses to bundle a competing secure user management product with other e-commerce applications, the demand for our products might be substantially reduced. Many of these factors are out of our control, and there can be no assurance that we can maintain or enhance our competitive position against current and future competitors.

The development of a market for SiteMinder is uncertain.

    We provide secure user management solutions for web-based e-commerce applications. Our market is new and rapidly evolving. If the market for secure user management solutions does not grow at a significant rate, this will have a material adverse effect on our business, operating results and financial condition. As is typical for new and rapidly evolving industries, customer demand for recently introduced secure user management products is highly uncertain.

Our business will be adversely affected if the Internet does not become a viable and substantial commercial medium.

    Our future success depends heavily on the acceptance and wide use of the Internet for e-commerce. If e-commerce does not continue to grow or grows more slowly than expected, significant demand for SiteMinder and related services may fail to develop. Consumers and businesses may reject the Internet as a viable commercial medium for a number of reasons, including potentially inadequate network infrastructure, slow development of enabling technologies, insufficient commercial support or privacy concerns. In addition, delays in the development or adoption of new standards and protocols required to handle increased levels of e-commerce, or increased government regulation or taxation, could cause the Internet to lose its viability as a commercial medium.

Regulations or consumer concerns regarding the use of "cookies" on the Internet could reduce the functionality of SiteMinder.

    SiteMinder uses cookies to support its single sign-on functionality. A cookie is information keyed to a specific user that is stored on the hard drive of the user's computer, typically without the user's knowledge. Cookies are generally removable by the user, and can be refused by the user at the point at which the information would be stored on the user's hard drive. A number of governmental bodies and commentators in the United States and abroad have urged passage of laws limiting or abolishing the use of cookies. The passage of laws limiting or abolishing the use of cookies, or the widespread deletion or refusal of cookies by web site users, could reduce or eliminate the effectiveness of single sign-on and could reduce market demand for SiteMinder.

We must hire and retain skilled personnel in a tight labor market.

    Qualified personnel are in great demand throughout the software industry. Our success depends, in large part, upon our ability to attract, train, motivate and retain highly skilled employees, particularly software engineers, professional services personnel, sales and marketing personnel, and other senior personnel. Our failure to attract and retain the highly trained technical personnel that are integral to our product development, professional services and direct sales teams may limit the rate at which we can generate sales and develop new products or product enhancements. This could have a material adverse effect on our business, operating results and financial condition.

Our success depends on our ability to develop our direct sales and indirect distribution channels.

    To increase our revenues, we must develop our direct sales channel and increase the number of our indirect channel partners. A failure to do so could have a material adverse effect on our business, operating results and financial condition. There is intense competition for sales personnel in our business, and we cannot be sure that we will be successful in attracting, integrating, motivating and retaining sales personnel. In addition, we must increase the number of strategic partnerships and other third-party relationships with vendors of Internet-related systems and application software, resellers and systems integrators. Our existing or future channel partners may choose to devote greater resources to marketing and supporting the products of other companies. In addition, we will need to resolve potential conflicts among our sales force and channel partners.

Our failure to expand our professional services resources could limit the success of SiteMinder.

    Our professional services organization provides critical support to our customers' installation and deployment of SiteMinder. If we fail to expand our professional services resources, our ability to increase sales of SiteMinder may be limited. In addition, if we cannot adequately support SiteMinder installations, our customers' use of our products may fail, which could harm our reputation and hurt our business.

Our lengthy sales cycle makes it difficult to predict our quarterly operating results.

    We have a long sales cycle because we generally need to educate potential customers regarding the use and benefits of SiteMinder. Our sales cycle varies depending on the size and type of customer contemplating a purchase and whether we have conducted business with a potential customer in the past. These potential customers frequently need to obtain approvals from multiple decision makers prior to making purchase decisions. Our long sales cycle, which can range from several weeks to several months or more, makes it difficult to predict the quarter in which sales will occur. Delays in sales could cause significant variability in our revenues and operating results for any particular period.

Our failure to manage our rapid growth effectively could hurt our business.

    Our failure to manage our rapid growth effectively could have a material adverse effect on the quality of our products, our ability to retain key personnel and our business, operating results and financial condition. We have been experiencing a period of rapid growth that has been placing a significant strain on all of our resources. From December 31, 1997 to August 31, 1999, the number of our employees increased from 40 to 105. To manage future growth effectively we must maintain and enhance our financial and accounting systems and controls, integrate new personnel and manage expanded operations.

If we lose the services of Barry Bycoff or any other member of our management team, our business could suffer.

    Our future success depends, to a significant degree, on the skill, experience and efforts of Barry Bycoff, our chief executive officer, and the rest of our management team. The loss of any member of our management team could have a material adverse effect on our business, operating results and financial condition. We also depend on the ability of our officers and key employees to work effectively as a team.

As we expand our international operations, we will face new risks to our success.

    Historically, we have not derived a significant portion of our total revenues from sales to customers outside the United States. However, we intend to expand our international operations in the future. This expansion will require additional resources and management attention, and will subject us to new regulatory, economic and political risks. We have very little experience in international markets. As a result, we cannot be sure that our expansion into global markets will be successful. In addition, we will face new risks in doing business internationally. These risks could reduce demand for our products and services, increase the prices at which we can sell our products and services, or otherwise have an adverse effect on our operating results. Among the risks we believe are most likely to affect us are:

    o  longer payment cycles and problems in collecting accounts receivable;

    o adverse changes in trade and tax regulations, including restrictions on the import and export of sensitive technologies, such as encryption technologies, that we use or may wish to use in our software products;

    o the absence or significant lack of legal protection for intellectual property rights;

    o  difficulties in managing an organization  spread over several countries,
       including  complications  arising  from  cultural,   language  and  time
       differences that may lengthen sales and implementation cycles;

    o currency risks, including fluctuations in exchange rates; and

    o political and economic instability.

Our success depends on our ability to protect our proprietary rights.

    Our success depends to a significant degree upon the protection of our software and other proprietary technology. The unauthorized reproduction or other misappropriation of our proprietary technology could enable third parties to benefit from our technology without paying us for it. This could have a material adverse effect on our business, operating results and financial condition. We depend upon a combination of trademark, trade secret and copyright laws, license agreements and non-disclosure and other contractual provisions to protect proprietary and distribution rights in our products. In addition, we attempt to protect our proprietary information and the proprietary information of our vendors and partners through confidentiality and/or license agreements with our employees and others. Although we have taken steps to protect our proprietary technology, they may be inadequate. Existing trade secret, copyright and trademark laws offer only limited protection. Moreover, the laws of other countries in which we market our products may afford little or no effective protection of our intellectual property. If we resort to legal proceedings to enforce our intellectual property rights, the proceedings could be burdensome and expensive, even if we were to prevail.

Claims by other companies that we infringe their proprietary technology could hurt our financial condition.

    If we discover that any of our products violated third party proprietary rights, there can be no assurance that we would be able to reengineer our product or to obtain a license on commercially reasonable terms to continue offering the product without substantial reengineering. We do not conduct comprehensive patent searches to determine whether the technology used in our products infringes patents held by third parties. In addition, product development is inherently uncertain in a rapidly evolving technology environment in which there may be numerous patent applications pending, many of which are confidential when filed, with regard to similar technologies. Any claim of infringement could cause us to incur substantial costs defending against the claim, even if the claim is invalid, and could distract our management from our business. Furthermore, a party making such a claim could secure a judgment that requires us to pay substantial damages. A judgment could also include an injunction or other court order that could prevent us from selling our products. Any of these events could have a material adverse effect on our business, operating results and financial condition.

Our business could be adversely affected if our products contain errors.

    Software products as complex as ours may contain undetected errors or "bugs" that result in product failures. The occurrence of errors could result in loss of or delay in revenues, loss of market share, failure to achieve market acceptance, diversion of development resources, injury to our reputation, or damage to our efforts to build brand awareness, any of which could have a material adverse effect on our business, operating results and financial condition.

We could incur substantial costs resulting from product liability claims relating to our customers' use of our products.

    Many of the e-commerce applications supported by our products are critical to the operations of our customers' businesses. Any failure in a customer's web site or application caused or allegedly caused by our products could result in a claim for substantial damages against us, regardless of our responsibility for the failure. Although we maintain general liability insurance, including coverage for errors and omissions, there can be no assurance that our existing coverage will continue to be available on reasonable terms or will be available in amounts sufficient to cover one or more large claims, or that the insurer will not disclaim coverage as to any future claim.

If we acquire other companies or businesses, we will be subject to risks that could hurt our company.

    In the future, we may pursue acquisitions to obtain complementary products, services and technologies. An acquisition may not produce the revenues, earnings or business synergies that we anticipated, and an acquired product, service or technology might not perform as we expected. If we pursue any acquisition, our management could spend a significant amount of time and effort in identifying and completing the acquisition. If we complete an acquisition, we would probably have to devote a significant amount of management resources to integrate the acquired business with our existing business.

    To pay for an acquisition, we might use our stock or cash. Alternatively, we might borrow money from a bank or other lender. If we use our stock, our stockholders would experience dilution of their ownership interests. If we use cash or debt financing, our financial liquidity will be reduced.

The market price of our common stock has been and may continue to be volatile and you may not be able to sell your shares at or above the public offering price.

    Our stock price, like that of other technology companies, has been extremely volatile. The announcement of new products, services, technological innovations or distribution partners by us or our competitors, quarterly variations in our operating results, changes in revenues or earnings estimates by securities analysts and speculation in the press or investment community are among the factors affecting our stock price. In addition, our common stock is listed on the Nasdaq SmallCap Market, which may increase investors' difficulty in buying and selling our common stock, which could have the effect of increasing the volatility of our stock price.

     In  addition to  this registration  statement,   we  have  filed  a  shelf
registration statement on Form S-3 with the SEC in connection with a recent private financing. This registration statement covers 795,651 shares of our common stock, which may be sold into the public market at any time. We also filed on September 15, 1999 a registration statement on Form S-3 with the SEC in connection with a proposed public offering of 3,450,000 shares of our common stock. Sales of these shares could increase the volatility of our stock price.

    The stock market in general, and the market prices for Internet-related companies in particular, have experienced extreme volatility that often has been unrelated to the operating performance of these companies. These broad market and industry fluctuations may adversely affect the market price of our common stock, regardless of our operating performance. Recently, when the market price of a stock has been volatile, holders of that stock have often instituted securities class action litigation against the company that issued the stock. If any of our stockholders brought a lawsuit against us, we could incur substantial costs defending the lawsuit. The lawsuit could also divert the time and attention of our management.

We may lose money on fixed-price consulting contracts.

    In the future, an increased portion of our SiteMinder services revenues may be derived from fixed-price contracts. We work with complex technologies in compressed time frames and it can be difficult to judge the time and resources necessary to complete a project. If we miscalculate the resources or time we need to complete work under fixed-price contracts, our operating results could be materially harmed.

Loss of our FireWall-1 reseller business would adversely affect our operating results.

    While we recently have focused our resources on developing and marketing our SiteMinder software and services, we continue to generate a significant portion of our revenues from our sales of Check Point Software Technologies' FireWall-1 product. Our FireWall-1 reseller business experiences competition from companies that compete with FireWall-1, including Axent Technologies, Cisco Systems and Trusted Information Systems, as well as from other resellers of FireWall-1. As a result, we may not be able to maintain the current revenue levels generated by our FireWall-1 reseller business.

Our directors and management will exercise significant control over our company.

     We filed a registration statement on Form S-3 with the SEC on September 15, 1999 in connection with a proposed public offering of 3,450,000 shares of our common stock. After that offering, our directors and executive officers and their affiliates will collectively control approximately 31.8% of our outstanding common stock. As a result, these stockholders, if they act together, will be able to influence our management and affairs and all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. This concentration of ownership may have the effect of delaying or preventing a change in control of our company and might affect the market price of our common stock.

Certain provisions of our charter and of Delaware law make a takeover of our company more difficult.

    Our corporate documents and Delaware law contain provisions that might enable our management to resist a takeover of our company. These provisions might discourage, delay or prevent a change in the control of Netegrity or a change in our management. These provisions could also discourage proxy contests and make it more difficult for you and other stockholders to elect directors and take other corporate actions. The existence of these provisions could limit the price that investors might be willing to pay in the future for shares of our common stock.

We may be adversely impacted by unexpected Year 2000 issues.

    Computer systems and software must accept four digit entries to distinguish twenty-first century dates from twentieth century dates. As a result, many software and computer systems may need to be upgraded in order to be Year 2000 compliant. Significant uncertainties exist in the software industry concerning the potential effects associated with such compliance. We have assessed the impact of Year 2000 compliance on our products and systems. We cannot, however, be certain that we have identified all of the potential risks to our business that could result from matters related to the Year 2000. We have identified the following risks that you should be aware of:

    o Undetected Year 2000 problems that could affect our products. We believe that all of our versions of our SiteMinder software products were Year 2000 compliant at the time of installation. Although we have tested these products for Year 2000 compliance, we cannot be certain that these tests have detected all potential Year 2000 problems. The failure of our currently supported products to be fully Year 2000 compliant could result in claims by or liability to our customers, which could have a material adverse effect on our business and operating results. In addition, we have relied on representations of Check Point Software Technologies as to the Year 2000 readiness of FireWall-1. Any failure of FireWall-1 to be Year 2000 compliant may have a material adverse affect on our FireWall-1 reseller business, our customer relationships and our operating results.

    o Year 2000 problems that affect our internal systems. We believe that our internal software systems are Year 2000 compliant. Although we have tested these systems for Year 2000 compliance, we cannot be certain that these tests have detected all potential Year 2000 problems. It is possible that these systems could contain undetected problems that could cause serious and costly disruptions which would have a material adverse effect on our business and operating results.

    o Year 2000 problems that affect products and services provided to us by third parties. We have relied on certifications from our software vendors and suppliers regarding the Year 2000 readiness of products and services they provide to us. We have not conducted independent tests of these products and services. It is possible that these systems could contain undetected problems that could cause serious and costly delivery delays which would have a material adverse effect on our business and operating results.

The Year 2000 issue may cause our current and potential customers to delay implementing our software.

    Some of our customers and potential customers have implemented policies that prohibit or discourage changing their internal computer systems until after January 1, 2000. Our revenues may suffer if potential customers delay the purchase of our products until after January 1, 2000. Purchasing decisions may be delayed as potential customers halt development of their internal computer systems or use their information technology budgets to address Year 2000 issues. If our potential customers delay purchasing or implementing our products in preparation for the Year 2000 problem, our business could be seriously harmed.

                                 USE OF PROCEEDS

All net proceeds from the sale of the Netegrity shares will go to the stockholders who offer and sell their shares. Accordingly, we will not receive any proceeds from sales of the Netegrity shares.


                                 DIVIDEND POLICY

     We have never declared or paid any cash dividends on our capital stock, and we do not anticipate paying cash dividends in the foreseeable future. We currently intend to retain future earnings, if any, to fund the expansion and growth of our business. Payment of future dividends, if any, will be at the discretion of the board of directors, after taking into account various factors, including our financial condition, operating results, current and anticipated cash needs, and plans for expansion.

                              SELLING STOCKHOLDERS

     The following table sets forth information about the beneficial ownership of our outstanding common stock on September 14, 1999.


                                                           Shares                                   Shares
                                                     Beneficially Owned        Number of      Beneficially Owned
                                                    Before Offering  (1)(2)     Shares         After Offering(1)(2)(3)
Name                                               Number        Percentage   to be Offered   Number    Percentage


Pogue Capital International Fund                       24,284        *        24,284          0           *
Kingdon Associates L.P.                                37,154        *        37,154          0           *
Kingdon Partners L.P.                                  30,354        *        30,354          0           *
M. Kingdon Offshore N.V.                              175,328       1.3      175,328          0           *
Chilton Q.P. Investment Partners L.P.                  11,636        *       11,636           0           *
Chilton Investment Partners L.P.                       28,043        *       28,043           0           *
Chilton Opportunity International L.P.                  6,174        *        6,174           0           *
Chilton International L.P.                             51,282        *       51,282           0           *
Permal Media & Communication Fund, L.P.                46,139        *       46,139           0           *
Essex High Technology (Bermuda) Fund, L.P.             16,999        *       16,999           0           *
Essex High Technology (USA) Fund, L.P.                 25,498        *       25,498           0           *
Essex High Technology Offshore II Fund, L.P.            8,499        *        8,499           0           *
Dimensional Partners, L.P.                             14,571        *       14,571           0           *
Dimensional Partners Ltd.                              58,281        *       58,281           0           *
Total                                                 534,242                534,242          0

*Less than 1%

(1) Except as otherwise noted below, the Company believes each beneficial owner has the sole voting and investment power with respect to all shares of capital stock.

(2) Percentage of beneficial ownership is based on 13,769,911 shares of common stock outstanding as of August 31, 1999, including shares of series D preferred stock which will convert into 3,333,333 shares of common stock in September 1999.

(3) Assumes that each selling stockholder will sell all of the Netegrity shares set forth above under "Shares Which May Be Sold Pursuant to This Prospectus". There can be no assurance that the selling stockholders will sell all or any of the Netegrity shares offered under this prospectus

                              PLAN OF DISTRIBUTION


The sale or distribution of the shares may be effected directly to purchasers by the selling stockholders or by any donee or pledgee of any such selling stockholders as principals or through one or more underwriters, brokers, dealers or agents from time to time in one or more transactions (which may involve crosses or block transactions) (i) or on any exchange or in the over-the-counter market, (ii) in transactions otherwise than in the over-the-counter market,
(iii) through the writing of put or call options (whether such options are listed on an options exchange or otherwise) on, or settlement of short sale of the shares, (iv) through the distribution of the shares by any selling stockholder to its partners, members or shareholders or (v) through a combination of any of the above. Any of such transactions may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at varying prices determined at the time of sale or at negotiated or fixed prices, in each case as determined by the selling stockholder or by agreement between the selling stockholder and underwriters, brokers, dealers or agents, or purchasers. If the selling stockholders effect such transactions by selling shares to or through underwriters, brokers, dealers or agents, such underwriters, brokers, dealers or agents may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of shares for whom they may act as agent (which discounts, concessions or commissions as to particular underwriters, brokers, dealers or agents may be in excess of those customary in the types of transactions involved). The selling stockholders and any brokers, dealers or agents that participate in the distribution of shares may be deemed to be underwriters, and any profit on the sale of shares by them and any discounts, concessions or commission received by any such underwriters, brokers, dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act.

The selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of Netegrity's Common Stock in the course of hedging the positions they assume with selling stockholders. The selling stockholders may also enter into options or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of Shares offered hereby, which Shares such broker-dealer or other financial institution may resell pursuant to this Prospectus (as supplemented or amended to reflect such transaction).

Under the securities laws of certain states, the shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless the shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

Selling stockholders may also resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of such rule.

We will pay all of the expenses incident to the registration, offering and sale of the shares to the public hereunder other than commissions, fees and discounts of underwriters, brokers, dealers and agents. We have agreed to indemnify the selling stockholders and any underwriters against certain liabilities, including liabilities under the Securities Act. We will not receive any of the proceeds from the sale of any of the shares by the selling stockholders.

We have agreed to keep the Registration Statement of which this prospectus constitutes a part effective until the earlier of the date upon which all of the Netegrity shares are sold or September 9, 2000.





                                  LEGAL MATTERS

     The validity of the shares of common stock offered hereby will be passed upon for us by Hutchins, Wheeler & Dittmar, A Professional Corporation, Boston, Massachusetts. Anthony J. Medaglia, Jr., a stockholder of the firm, beneficially owns 15,195 shares of common stock.

                                     EXPERTS

     Our consolidated financial statements and schedule as of December 31, 1997 and 1998, and for each of the years in the three-year period ended December 31, 1998, have been included and incorporated by reference in this prospectus and in the registration statement of which this prospectus is a part in reliance upon the reports of PricewaterhouseCoopers LLP, independent certified public accountants, appearing elsewhere and incorporated by reference in this prospectus, and upon authority of said firm as experts in accounting and auditing.

NO ONE (INCLUDING ANY SALESMAN OR BROKER) IS AUTHORIZED TO PROVIDE ORAL OR WRITTEN INFORMATION ABOUT THIS OFFERING THAT IS NOT INCLUDED IN THIS PROSPECTUS.

                                TABLE OF CONTENTS

                                                                 PAGE

Where You Can Find More Information............................     5
Incorporation of Certain Documents By Reference................     5
The Company....................................................     6
Risk Factors...................................................     7
Use of Proceeds................................................    14
Selling Stockholders...........................................    15
Plan of Distribution...........................................    16
Legal Matters..................................................    16
Experts........................................................    16

                                 NETEGRITY, INC.

                                 534,242 SHARES

                                       OF

                                  COMMON STOCK

                                   PROSPECTUS

                               September   , 1999

HWD2 710930v1
                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth an estimate of the expenses expected to be incurred by Netegrity in connection with the issuance and distribution of the securities being registered, other than underwriting discounts and commissions:

Registration Fee--Securities and Exchange Commission..................$ 3,648
Nasdaq SmallCap Stock Market Listing Fee..............................  5,342
Printing and engraving expenses.......................................  5,000
Legal and accounting fees and expenses................................ 10,000
Miscellaneous.........................................................    200
  TOTAL............................................................... 24,190

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Delaware General Corporation Law and Netegrity's Certificate of Incorporation and By-Laws allow for indemnification of Netegrity's directors and officers for liabilities and expenses that they may incur in such capacities. In general, directors and officers are indemnified with respect to actions taken in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of Netegrity, and with respect to any criminal action or proceeding, actions that the indemnitee has no reasonable cause to believe were unlawful.

     Article V of the Amended and Restated By-Laws of Netegrity provides as follows:

                                    Article V
                                 INDEMNIFICATION

     Section 5.1 Third Party Actions. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he is or was a Director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (each an "Indemnitee"), against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding.

     Section 5.2 Derivative Actions. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a Director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit.

     Section 5.3 Expenses. To the extent that a Director, officer, employee or agent of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Sections 5.1 and 5.2, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

     Section 5.4  Authorization and Request for Indemnification.

     (a) Any indemnification requested by the Indemnitee under Section 5.1 hereof shall be made no later than ten (10) days after receipt of the written request of the Indemnitee, unless it shall have been adjudicated by a court of final determination that the Indemnitee did not act in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

     (b) Any indemnification requested by the Indemnitee under Section 5.2 hereof shall be made no later than ten (10) days after receipt of the written request of the Indemnitee, unless it shall have been adjudicated by a court of final determination that the Indemnitee did not act in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation, the Indemnitee shall have been finally adjudged to be liable to the Company by a court of competent jurisdiction due to willful misconduct of a culpable nature in the performance of the Indemnitee's duty to the Corporation unless and only to the extent that any court in which such proceeding was brought shall determine upon application that despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as such court shall deem proper.

     Section 5.5 Advance Payment of Expenses. Subject to Section 5.4 above, the Corporation shall advance all expenses incurred by the Indemnitee in connection with the investigation, defense, settlement or appeal of any proceeding to which the Indemnitee is a party or is threatened to be made a party by reason of the fact that the Indemnitee is or was an agent of the Corporation. The Indemnitee hereby undertakes to repay such amounts advanced only if, and to the extent that, it shall ultimately be determined that the Indemnitee is not entitled to be indemnified by the Corporation. The advances to be made hereunder shall be paid by the Corporation to or on behalf of the Indemnitee within 30 days following delivery of a written request therefor by the Indemnitee to the Corporation.

     Section 5.6 Non-Exclusiveness. The indemnification provided by this Article V shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any by-law, agreement, vote of stockholders or disinterested Directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a Director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

     Section 5.7 Insurance. The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a Director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this Article V.

     Section 5.8 Constituent Corporations. The Corporation shall have power to indemnify any person who is or was a director, officer, employee or agent of a constituent corporation absorbed in a consolidation or merger with this Corporation or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, in the same manner as hereinabove provided for any person who is or was a Director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

     Section 5.9 Additional Indemnification. In addition to the foregoing provisions of this Article V, the Corporation shall have the power, to the full extent provided by law, to indemnify any person for any act or omission of such person against all loss, cost, damage and expense (including attorney's fees) if such person is determined (in the manner prescribed in Section 5.4 hereof) to have acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interest of the Corporation.

ITEM 16. EXHIBITS.

     The following exhibits, required by Item 601 of Regulation S-K, are filed as a part of this Registration Statement. Exhibit numbers, where applicable, in the left column correspond to those of Item 601 of Regulation S-K.



Exhibit No.        Item

       5      Legal Opinion of Hutchins, Wheeler & Dittmar,
              A Professional Corporation
     23.1     Consent of PricewaterhouseCoopers LLP
     23.2     Consent of Hutchins, Wheeler & Dittmar, A Professional Corporation
              (included in Exhibit 5)
     24       Power of Attorney (contained on Signature Page)


ITEM 17. UNDERTAKINGS.

     (a) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereto.

     (b) Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (c) The undersigned Registrant hereby undertakes that:

         (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as a part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

         (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereto.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Waltham, Massachusetts on September 15, 1999.

                         NETEGRITY, INC.

                         By: /s/ James E. Hayden
                             James E. Hayden
                             Vice President of Finance and Administration, Chief Financial Officer and Treasurer

                                Power of Attorney

     Each person whose signature appears below on this Registration Statement hereby constitutes and appoints James E. Hayden, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities (until revoked in writing) to sign any and all amendments (including post-effective amendments and amendments thereto) to this Registration Statement on Form S-3 of Netegrity, Inc. (or any other registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities
Act), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary fully to all intents and purposes as he might or could do in person thereby ratifying and confirming all that said attorney-in-fact and agent or his substitute, may lawfully do or cause to be done by virtue hereof.

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
Registration Statement on Form S-3 has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.


Name                                        Capacity                                    Date


/s/ Barry N. Bycoff                         President, Chief Executive                  September 15, 1999
Barry N. Bycoff                             Officer and Director
                                            (Principal Executive Officer)

/s/ James E. Hayden                         Vice President of Finance and               September 15, 1999
James E. Hayden                             Administration, Chief Financial
                                            Officer and Treasurer (Principal
                                            Accounting and Financial Officer)

/s/ Eric R. Giler                           Director                                    September 15, 1999
Eric R. Giler

/s/ Michael L. Mark                         Director                                    September 15, 1999
Michael L. Mark

/s/ James P. McNiel                         Director                                    September 15, 1999
James P. McNiel

/s/ Ralph B. Wagner                         Director                                    September 15, 1999
Ralph B. Wagner

/s/ Stephen L. Watson                       Director                                    September 15, 1999
Stephen L. Watson
